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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in this registration statement of First Charter Corporation on Form S-4 of our report dated January 17, 1997, on our audits of the consolidated financial statements of Carolina State Bank as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, which report is included in the Form F-2 for the year ended December 31, 1996, which is incorporated by reference in this Registration Statement. We also consent to the references to our firm under the captions "Experts," "Conditions to the Merger," "Accounting Treatment," and "Independent Public Accountants."


                                         /s/ COOPERS & LYBRAND L.L.P.

Raleigh, North Carolina
October 24, 1997

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